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Wilmar

For Immediate Release

Contact:  William Sanford
          Senior Vice President
          Chief Financial Officer
          (609) 533-3115


                      WILMAR ANNOUNCES MAJOR ACQUISITION

     (MOORESTOWN, NJ) November 15, 1999, Wilmar Industries, Inc. NASDAQ:WLMR) today announced that it has signed a definitive purchase agreement to acquire 100% of the stock of J.A. Sexauer, Inc., Sexauer Ltd., and Trayco of S.C., Inc., ("Sexauer"). Founded in 1921, Sexauer is a leading distributor of plumbing specialties to institutional facilities throughout the United States and Canada, and had revenues of approximately $75 million during fiscal year 1999. Sexauer is a wholly-owned subsidiary of The Dyson-Kissner-Moran Corporation, a New York-based privately-owned holding company. Headquartered in Scarsdale, New York, Sexauer markets over 25,000 plumbing repair and maintenance products to over 40,000 active customers. Sexauer has its main distribution facilities in Louisville, and Florence, S.C., with regional centers in Reno, Dallas, Toronto and Edmonton, Canada. Sexauer goes to market through a direct sales force of 200 field representatives and a comprehensive master catalog .

     William S. Green, Chairman and CEO of Wilmar explained "The Sexauer acquisition will provide a major catalyst for accelerating our goal of becoming a leading supplier to lodging and institutional facilities as we are now to the multi-family housing industry. This acquisition introduces Wilmar's broad product line to over 270,000 institutional facilities, tripling our potential customer base".

     Gil Silva, President of Sexauer, stated "This is a very exciting partnership for us. Sexauer will now have the ability to significantly increase our distribution capabilities and improve customer service due to the expansive Wilmar distribution network."

     Wilmar's President, Michael Grebe, said "Sexauer has a world class direct field sales force as well as an excellent reputation in the institutional markets. Going forward, Wilmar will market to institutional facilities through the Sexauer companies."

     William S. Green further stated, This is Wilmar's largest and most significant acquisition to date. It substantially increases the size of our Company. Following the closing of the Sexauer transaction, Wilmar will operate from twenty-seven distribution centers and employ 420 field sales reps in all fifty states, Canada and Puerto Rico."

     Total consideration for the acquisition is $85 million, according to Wilmar. Wilmar intends to finance the acquisition through a combination of company cash and a new senior credit facility, for which Wilmar has already received a firm financing commitment. Completion of the acquisition is subject to customary conditions to closing, including compliance with the Hart-Scott-Rodino Act . The company intends to close the transaction before year end.

     Wilmar Industries, Inc. is a national marketer and direct distributor of repair and maintenance products, principally to the apartment housing market, and operates 21 distribution centers throughout the United States.

  Forward-looking statements in this news release, if any, are made under the safe harbor provisions of the Private Securities Reform Act of 1995. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements are discussed from time to time in reports filed by the Company with the Securities and Exchange Commission